United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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USMD HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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USMD HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of USMD Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of USMD Holdings, Inc., a Delaware corporation (the “Company”) to be held on Friday, June 6, 2014, at 6363 North State Highway 161, 4th Floor, beginning at 10:00 a.m. Central Daylight Time. At this meeting, you will be asked:

1.	To elect a Board of Directors, consisting of eleven (11) members, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the Audit Committee’s appointment of Grant Thornton, L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve an amendment to the USMD Holdings, Inc. 2010 Equity Compensation Plan to increase from 1,000,000 to 2,500,000 the number of shares that are available for issuance under the plan; and

4.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed April 17, 2014 as the record date. Only stockholders who held their shares at the close of business on such record date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please date, sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the Annual Meeting in accordance with your proxy.

By Order of the Board of Directors,

/s/ Greg Cardenas
Greg Cardenas
Secretary

Irving, Texas

April 30, 2014

2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

USMD HOLDINGS, INC.

6333 North State Highway 161, Suite 200

Irving, TX 75038

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 6, 2014

GENERAL INFORMATION

The Board of Directors (the “Board”) of USMD Holdings, Inc., a Delaware corporation, is furnishing this proxy statement, the accompanying Annual Report to Stockholders, and the Notice of Annual Meeting and proxy card in connection with its solicitation of proxies for use at our Annual Meeting or any adjournment thereof. The Annual Meeting will be held on Friday, June 6, 2014, beginning at 10:00 a.m., Central Daylight Time at the following location:

6363 North State Highway 161, 4th Floor

Irving, Texas 75038

These proxy materials and the accompanying Annual Report to Stockholders are being made available on or about April 30, 2014 to our stockholders of record as of April 17, 2014.

Our principal executive offices are located at 6333 North State Highway 161, Suite 200, Irving, Texas 75038. As used in this proxy statement, the terms “we,” “our,” “us,” “USMD,” and “Company” refer to USMD Holdings, Inc. and its subsidiaries.

Purpose

The purpose of the Annual Meeting is to vote on the following items of business: (1) the election of eleven (11) directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (2) the ratification of the appointment of Grant Thornton, L.L.P. as the Company’s independent registered public accounting firm for the year ending December 31, 2014; (3) the approval of an amendment to the USMD Holdings, Inc. 2010 Equity Compensation Plan (the “Plan”) to increase from 1,000,000 to 2,500,000 the number of shares that are available for issuance under the Plan; and (4) the consideration of any other matter which may properly come before the Annual Meeting or any adjournment thereof.

Record Date

Our Board has fixed the close of business on April 17, 2014 as the record date for determining which of our stockholders are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, 10,145,634 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share on each matter to be voted on at the Annual Meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Abstention and broker non-votes (as defined below) will count toward the presence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned to solicit additional proxies.

Stockholders may vote their shares by telephone, the internet or mail. Stockholders who hold their shares beneficially in a “street name” through a nominee (such as a bank or broker) should follow the instructions you receive from your nominee to vote those shares. If you are a stockholder who owns shares through a nominee and you attend the Annual Meeting, you should bring a letter from your nominee identifying you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Voting Your Proxy

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to vote in advance. All stockholders of record may vote by transmitting their proxy cards by mail or may vote by telephone or Internet.

•	By Telephone or by Internet. We encourage you to vote by Internet. It is convenient for you and saves us significant postage and processing costs. Stockholders of record may vote by using the toll-free number or Internet website address listed on their proxy card. Please see your proxy card for specific instructions.

•	By Mail. Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided.

Our Board has designated the two persons named on the enclosed proxy card, John House, M.D. and Gary Rudin, to serve as proxies in connection with the Annual Meeting. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

Abstentions

An abstention is the voluntary act of not voting by a stockholder who is present at the meeting and entitled to vote. If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present.

Broker Discretionary Voting

If you hold your shares in “street name,” your broker, bank or other similar institution, as your nominee, may be able to vote your shares without your instructions depending on whether the matter being voted on is “discretionary” or “non-discretionary.” In the case of a discretionary matter (for example, the ratification of the independent registered public accounting firm), your broker is permitted to vote your shares of common stock if you have not given voting instructions. In the case of a non-discretionary matter (for example, the election of directors), your broker cannot vote your shares if you have not given voting instructions.

A “broker non-vote” occurs when your broker submits a proxy for the Annual Meeting with respect to discretionary matters but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Therefore, it is important that you provide specific voting instructions regarding non-discretionary matters (such as election of directors) to your broker, bank or similar institution. Broker non-votes will count toward the presence of a quorum.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the director nominees described below, FOR the ratification of Grant Thornton, L.L.P. as our independent registered public accounting firm, and FOR the approval of the proposed amendment to the Plan. We are not aware of any matter to be presented at the Annual Meeting other than those matters described in this proxy statement. If other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy gives Dr. House and Mr. Rudin the discretionary authority to act on those matters according to their best judgment, including adjournment of the Annual Meeting.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the Annual Meeting by:

•	delivering written notice of revocation to our Secretary;

•	delivering an executed proxy bearing a later date to our Secretary; or

•	attending the Annual Meeting and voting in person.

Proxy Solicitation

We do not plan to hire a proxy solicitor in connection with the Annual Meeting but, to the extent we choose to use proxy solicitor services, the Company will pay the related fees and expenses. In addition, the officers and other regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the common stock of the Company.

Delivery of Proxy Material to Households

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in a “street name,” your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Substantial Interests of Executive Officers and Directors

None of the Company’s executive officers or directors has any substantial interest in any of the matters to be acted upon at the Annual Meeting, except to the extent that a director is named as a nominee for election to the Board of Directors and except to the extent that a director or executive officer is eligible to receive shares issued under the Plan.

Where You Can Find More Information

We file our proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. EST. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.usmdinc.com, our annual, quarterly and current reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors consist of no less than one, and no more than twelve, directors, as may be determined by resolution of the Board of Directors. The Board has currently fixed the authorized number of directors at eleven.

UANT Ventures, L.P., a Texas limited partnership (“Ventures”), is the owner of 8,667,800 of the issued and outstanding shares of common stock of the Company. The Company and Ventures entered into an Investor Rights Agreement on August 31, 2012. The Investor Rights Agreement requires that (i) the Company’s Board of Directors consist of no less than ten nor more than eleven directors; (ii) the Company nominate those persons that Ventures has designated to be members of our Board and that such nomination process be conducted in accordance with a framework set forth in the Ventures partnership agreement; (iii) the Company use its reasonable best efforts to cause our stockholders to vote in favor of the slate of directors nominated by Ventures; (iv) Ventures vote all shares of the Company’s common stock it owns to ensure that the persons nominated by the Company in accordance with the Investor Rights Agreement are elected to the Board; and (v) any vacancy in our Board be filled in a manner that causes the Company to remain in compliance with these requirements. The obligations in the Investor Rights Agreement terminate in the event that Ventures owns less than 50.1% of the outstanding shares of common stock of the Company.

At our Annual Meeting, our stockholders will elect a board consisting of eleven directors to serve until our 2015 annual meeting or until their respective successors are elected and qualified. Pursuant to the Investor Rights Agreement, Ventures has designated the individuals listed below to serve on our Board and, in accordance with the Investor Rights Agreement and the Company’s Bylaws, our Board has nominated these individuals to serve on our Board. All of the nominees are currently members of our Board, and each nominee has advised the Company of his or her availability and willingness to serve, if elected. You can learn more about the nominees under the subsection “Nominees for Election to the Board of Directors” below.

If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, our Board may provide for a lesser number of directors to be elected or may designate a substitute nominee.

Vote Required

You may vote in favor of any or all of the nominees or you may withhold your vote as to any or all nominees. The election of directors requires the affirmative vote of a plurality of the votes cast by holders of shares entitled to vote on the matter. For purposes of determining the number of votes cast on the matter, only those votes cast “for” and “against” are included and abstentions are not counted when determining whether a nominee is elected. Under NASDAQ rules, your broker does not have the authority to vote your shares of common stock on this matter if you have not given voting instructions. Accordingly, broker non-votes have no effect on the election of a particular director.

Unless you instruct us otherwise or unless authority to vote is withheld, shares represented by executed proxies will be voted in favor of the election of the eleven nominees. If any of these nominees should be unable to act as a nominee for any reason and the Board nominates a substitute, the person holding your proxy will have the discretionary authority to vote for the election of the substitute. Proxies may not be voted for more than eleven nominees.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Election to the Board of Directors

John House, M.D. – Dr. House, 59, is a board certified urologic surgeon and is the Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company. He has been Chairman and CEO of the Company since May 7, 2010. Prior to that time he served as Chairman and CEO of USMD Inc., a Nevada corporation that is now a wholly owned subsidiary of the Company. Dr. House was also a founder and served as managing partner of Urology Associates of North Texas, L.L.P. (“UANT”), one of the largest urology group practices in North America. He has served on the Board of USMD Hospital at Arlington and USMD Hospital at Fort Worth, both of which are acute care hospitals located in the North Texas service area. As CEO of USMD Inc., Dr. House oversaw the operations and activities of U.S. Lithotripsy, L.P., a Texas limited partnership (“USL”) that provides lithotripsy services under arrangements to hospitals and other health care providers, and USMD Cancer Treatment Centers, L.L.C. (“CTC”), a wholly owned subsidiary of the Company that develops, owns, operates and manages cancer treatment centers in Texas and other domestic locations. Dr. House is a diplomat of the American Board of Urology. He has been engaged in the practice of medicine since 1988. As founder, he brings over 25 years of unique knowledge, direction and perspective of the Company’s strategy and business to the Board of Directors.

Steven D. Brock, M.D. – Dr. Brock, 61, is board certified in Internal Medicine and has practiced medicine since 1981. He received his undergraduate degree from Texas Tech University in 1974 and his medical degree from The University of Texas Medical Branch at Galveston in 1978. Dr. Brock completed his internship then residency in Internal Medicine in 1981 at UTMB Galveston. He is a founding member of The Medical Clinic of North Texas, P.A. (“MCNT”), a large multi-specialty group practice located in the North Texas service area, and he serves on the Medical Executive Committee of USMD Hospital at Arlington. He also served as the President of Impel Management Services, L.L.C. (“Impel”) from 1997 until its acquisition by the Company in 2012, and has served as a director of the Company since August 2012. Dr. Brock’s qualifications to serve on our Board include his many years of experience in practicing medicine and in managing a healthcare management and operations company.

Darcie Bundy – Ms. Bundy, 62, is a summa cum laude graduate in Economics from Smith College and the London School of Economics and Political Science, and was awarded her master’s degree with distinction from the School of Advanced International Studies at John Hopkins. Following graduate school, Ms. Bundy worked for a short time in New York City, after which she joined ExxonMobil for a twenty-year career beginning as a Middle East specialist and including a wide variety of assignments of increasing management responsibility in government and public affairs, supply, marketing and investor relations, culminating with responsibility for the company’s global political risk assessments. In recent years, Ms. Bundy has focused much of her time on small-scale residential projects and on philanthropy, serving on several not-for-profit boards. She has served as a director of the Company since October 2012. Her qualifications to serve on our Board include her extensive experience in government relations and public affairs and her extensive experience in corporate risk management activities.

Breaux Castleman – Mr. Castleman, 73, has an extensive history of management experience in the health care industry. He is currently a director and member of the audit committee of ISIS Pharmaceuticals, Inc. He served as chairman of the board of directors of Mela Sciences, Inc. (a publicly held medical device company) from 2003 to 2011. Since 2001, he has also served as president, chief executive officer and chairman of the board of directors of Syntiro Healthcare Services, Inc., a care management, wellness and disease management company. Previously he held positions as President of the Scripps Clinic, President of Caremark International’s Physician Resource Group and CEO of the Kelsey-Seybold Clinic. He has served as a director of the Company since July 2011. We believe Mr. Castleman’s qualifications to serve on our Board include his extensive executive experience in the health care industry as well as his extensive knowledge and experience as a board member of corporate governance and the responsibilities of directors.

M. Patrick Collini, M.D. – Dr. Collini, 50, is a board certified urologic surgeon and has been engaged in the practice of medicine since 1997. He is currently the Chairman of the Board of Directors of USMD Hospital at

Arlington. He was a partner and served on the executive committee of UANT prior to its acquisition by the Company in 2012. Dr. Collini served as the Chairman of the Quality Assurance Committee of Medical Center of Arlington (2002-2006) and of USMD Hospital at Arlington (2004-2008). In addition, Dr. Collini served as the Chairman of the Department of Surgery at Methodist Mansfield Medical Center from 2006-2008, served as its President of its Medical Staff and on its Corporate Medical Board. Dr. Collini attended Baylor College of Medicine and completed an internship in general surgery at the University of Kentucky, where he also finished his urologic surgery residency. He served as a director of USMD Inc. prior to its acquisition by the Company in 2012, and has served as a director of the Company since July 2011. We believe Dr. Collini’s qualifications to serve on our Board include his many years of experience in the healthcare industry.

Charles Cook, M.D. – Dr. Cook, 57, is a board certified orthopedic surgeon subspecializing in disorders of the foot and ankle. He has been engaged in private practice since 1988. He currently serves as a manager of Orthopedic Specialists, an orthopedic group practice located in Dallas, Texas. Dr. Cook received his undergraduate degree from LSU and medical degree from LSU Medical School, where he served as class officer and Alpha Omega Alpha president. He served as Clinical Assistant Professor at University of Texas Southwestern Medical Center in Dallas and continues to serve as teaching staff at the John Peter Smith Hospital orthopedic training program in Fort Worth, Texas. Dr. Cook also founded, and has served since its inception as president, of Orthopedic Surgery Association of North Texas. Dr. Cook served as a director of USMD Inc. for several years until its acquisition by the Company in 2012, and has served as a director of the Company and the Chairman of the Company’s Audit Committee since July 2011. We believe Dr. Cook’s qualifications to serve on our Board include his extensive experience in the healthcare industry.

Russell Dickey, M.D. – Dr. Dickey, 54, is a board certified obstetrician/gynecologist who has been in private practice in Arlington, Texas since 1990. Dr. Dickey graduated from the University of Texas Southwestern Medical School in 1986. He completed his residency training at the University of Texas Southwestern Parkland Memorial Hospital in 1990. There, he was selected as a Chief Resident and also won the Outstanding Teaching Resident award. Dr. Dickey has served in numerous leadership positions in the Arlington medical community, including Chairman of the OB/Gyn department at Arlington Memorial Hospital and Chief of Staff at USMD Hospital at Arlington. Dr. Dickey has also served on the board of directors of USMD Arlington Hospital since its inception in 2003, and served as the Chairman of Strategic Planning for MCNT and as a member of the MCNT board of directors prior to its acquisition by the Company in 2012. He has served as a director of the Company since August 2012. We believe Dr. Dickey’s qualifications to serve on our Board include his extensive experience in the healthcare industry.

Gary L. Rudin – Mr. Rudin, 65, is the President and Chief Operating Officer of USMD Holdings, Inc. He has over 30 years of experience in the information technology and services business. At Electronic Data Systems (“EDS”), over a 30-year period, Mr. Rudin rose through the ranks to Senior Corporate VP overseeing hundreds of customer relationships while managing three of EDS’s seven industries, including Health Care, Government, and Energy, plus the geographies of Canada and Latin America. Mr. Rudin also sat on the EDS Global Operations Council which oversaw all operations of EDS and later served as its CIO. Mr. Rudin has previously served on the boards of the Tomas Rivera Policy Institute, Dallas Opera, Drake University, and Northwood Country Club. He currently serves on the Board of Sentinel Data Solutions, a privately-held IT services corporation for the collections industry. Mr. Rudin has also provided IT and leadership development consulting services. Mr. Rudin served as a consultant to USMD Inc. during 2011, and has served as a director of the Company since February 2012. He was hired to serve as President and Chief Operating Officer of the Company in December 2012. We believe Mr. Rudin’s qualifications to serve on our Board include his extensive executive and IT experience as well as his extensive knowledge of corporate governance and the responsibilities of executives and directors.

James Saalfield, M.D. – Dr. Saalfield, 69, is a board certified urologic surgeon and has been engaged in the practice of medicine since 1977. He is also a diplomat of the American Board of Urology and served as Clinical Instructor in Urology at Southwestern Medical School from 1979 to 1992. Dr. Saalfield served as president of the

Medical and Surgical Clinic of Irving for nine years prior to joining UANT as a partner. He also was chairman of the membership and credentials committee of Baylor Hospital-Irving for two years, served as a director of USMD Inc. prior to its acquisition by the Company in 2011, and has served as a director of the Company since July 2011. We believe Dr. Saalfield’s qualifications to serve on our board of directors include his many years of experience in the healthcare industry.

Paul Thompson, M.D. – Dr. Thompson, 57, is a urologist who has practiced medicine for over 20 years. He was born and raised in St. Louis, and practiced medicine in the State of Missouri for 20 years, where he served as Chief of Surgery and Chief of Staff at Southeast Missouri Hospital. Since 2008, he has served as chief executive officer of Cenegenics Dallas-Fort Worth, a certified age management medical practice, and also serves as one of the authors for the certifying exam in Age Management Medicine. Dr. Thompson served as a director of USMD Inc. since its inception in 2007, and has served as a director of the Company since July 2011. We believe Dr. Thompson’s qualifications to serve on our board of directors include his many years of experience in the healthcare industry.

Khang Tran, M.D. – Dr. Tran, 42, is a board certified internist who has been engaged in the practice of medicine since 2000. He received his undergraduate degree from Southern Methodist University and medical degree from University of Texas Southwestern Medical School. He joined MCNT in 2000 after completing a residency at the University of Texas Southwestern Parkland Memorial Hospital. Dr. Tran served as member of MCNT’s Board of Directors from 2005 until its acquisition by the Company in 2012, and during that time served as Chairman of MCNT’s Finance Committee. Dr. Tran was appointed the Chief of the Department of Internal Medicine at The Medical Center of Plano in 2005. Subsequently, Dr. Tran served as the Chief of Staff and was a member of the Board of Trustees of The Medical Center of Plano from 2009-2010. He is currently the Chief Medical Director at The Medical Center of Plano. He has been a director of the Company since August 2012. We believe Dr. Tran’s qualifications to serve on our Board include his many years of experience in the healthcare industry as both a practicing physician and in corporate governance.

No family relationship exists among any of the directors or executive officers. Other than the Investor Rights Agreement, no arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

CORPORATE GOVERNANCE

Our Board is elected by our stockholders to govern the Company’s business and affairs. Our Board selects our executive officers, who are charged with conducting the Company’s business. The Board advises our executive officers and monitors their performance. Our Board also reviews the Company’s strategies, financial objectives and operating plans, plans for the succession of our executive management positions, and oversees our corporate compliance and risk management efforts. Our Board has full power to manage the Company’s business and affairs, and it oversees the Company’s overall performance on behalf of our stockholders. Our directors stay informed about our business through communications with our Board Chairman and CEO, communications with our President and Chief Operating Officer, who is also a director, through communications with our executive officers and other members of our management team, by reviewing materials provided to them, and by participating in regularly scheduled Board meetings.

Background of the Board of Directors

The Company was formed in 2010 to facilitate a business combination among USMD Inc., its predecessor entity, and certain other entities, as more fully discussed in the Company’s annual report. This business combination was consummated on August 31, 2012. Effective on that date, the Company’s Board was expanded to include three directors chosen by certain of the combining entities, and the Companies executive team was expanded to include senior executives from each of the combining entities. Because those changes took place in the middle of 2012, the composition of our Board, individual Board compensation, the composition of our executive management team, and the Company’s executive management compensation structure dramatically changed in mid-year, and they have continued to evolve as the Company works to fully integrate the combining companies’ business and human resource talents. On October 19, 2012, the Company expanded the number of board seats to eleven and filled the newly created board seat with an independent director. In December 2012, the Company completed its executive management restructuring.

Investor Rights Agreement

Ventures owns 8,667,800 of the issued and outstanding shares of common stock of the Company. Effective August 31, 2012, the Company and Ventures entered into an Investor Rights Agreement pursuant to which the Company agreed to follow certain procedures in nominating directors for election at any meeting of our stockholders. The Investor Rights Agreement requires that (i) the Company’s Board of Directors consist of no less than ten nor more than eleven directors; (ii) the Company nominate those persons that Ventures has designated to be members of our Board and that such nomination process be conducted in accordance with a framework set forth in the Ventures partnership agreement; (iii) the Company use its reasonable best efforts to cause our stockholders to vote in favor of the slate of directors nominated by Ventures; (iv) Ventures vote all shares of the Company’s common stock it owns to ensure that the persons nominated by the Company in accordance with the Investor Rights Agreement are elected to the Board; and (v) any vacancy in our Board be filled in a manner that causes the Company to remain in compliance with these requirements. The obligations in the Investor Rights Agreement terminate in the event that Ventures owns less than 50.1% of the outstanding shares of common stock of the Company.

Controlled Company

Because Ventures owns the majority of our issued and outstanding common stock, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards. Accordingly, we are not required to comply with certain generally applicable corporate governance standards, including the requirement that a majority of the Board consist of independent directors, and the requirement that we have independent director oversight of executive officer compensation and director nominations.

Attendance at Board Meetings, Executive Sessions and Annual Meeting of Stockholders

Our Board held four Board of Director meetings in 2013. One director attended three of those four meetings, and otherwise all of the directors that were seated at the time of each meeting were in attendance at each meeting. Our Audit Committee met five times in 2013 and each director who was a member of our Audit Committee at the time of a meeting was in attendance at such meeting. Pursuant to our corporate governance principles and as required by NASDAQ Capital Market listing rules, our independent directors meet from time to time without the presence of management.

We have not adopted a policy requiring our Board members’ attendance at the annual meetings of our stockholders, although all directors are strongly encouraged to attend. Six of the directors attended our 2013 annual meeting.

Director Independence

Because Ventures owns a substantial majority of the Company’s issued and outstanding common stock, under the rules of the NASDAQ Capital Market, the Company is a “controlled company” and, as a “controlled company,” our Board is not required to have a majority of its members be “independent” as that term is defined by the applicable listing standards of the NASDAQ Capital Market.

Our Board has determined that each of Ms. Bundy, Dr. Cook and Mr. Castleman qualify as an “independent director” under the applicable listing standards of the NASDAQ Capital Market and the applicable rules of the SEC and that each such person is free of any relationship that would interfere with the individual exercise of his or her independent judgment. Our Board has further determined that each such person meets the independence requirements prescribed by the SEC, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. Our Board has determined that the remaining directors are not “independent” under the applicable listing standards of the NASDAQ Capital Market. Drs. House, Brock, Collini, Dickey, Saalfield and Tran, and Mr. Rudin, are employed by the Company or one of its affiliates and are not considered “independent.” Dr. Thompson is not employed by the Company or one of its affiliates, but he is not considered “independent” due to the Company’s outstanding indebtedness to him incurred in connection with the Company’s purchase in 2007 of equity interests in an entity owned by Dr.  Thompson.

Committees of the Board

Because Ventures owns the majority of our issued and outstanding common stock, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards. Under the rules pertaining to “controlled companies,” we are required to have an Audit Committee made up entirely of independent directors, but we are not required to establish a compensation committee or a nominating committee, and we have not done so.

Our Board has established an Audit Committee, comprised of Dr. Cook, Ms. Bundy and Mr. Castleman. The Audit Committee is governed by a written charter. The full text of the Audit Committee charter is available on our website located at www.usmdinc.com or in print to any interested party who requests it. Requests should be sent in writing to the Company Secretary at the Company address provided on page 1 of this proxy statement.

The Audit Committee assists our Board in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and other financial information furnished by the Company, (ii) our compliance with legal and regulatory requirements, (iii) our system of internal accounting and financial controls, (iv) our independent registered public accounting firm’s qualifications, performance, compensation and independence, (v) the performance of our internal audit function, and (vi) compliance with our code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things:

•	selects, evaluates and, where appropriate, replaces our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm, prior to release to the general public and legal and regulatory agencies, our annual audited financial statements and quarterly financial statements, including disclosures contained in our Annual Report on Form 10-K under the section heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or NASDAQ Capital Market listing requirements;

•	discusses polices developed by management and our Board with respect to risk assessment and risk management and steps management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	reviews the responsibilities, functions and performance of our internal audit function, including internal audit’s charter, plans and budget and the scope and results of internal audits;

•	reviews management’s report on internal control over financial reporting and discusses with management and the independent registered public accounting firm any significant deficiencies or material weaknesses in the design or operation of our internal controls; and

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including violations of our code of conduct.

Dr. Cook has served as Chairman of the Audit Committee since July 2011, and Mr. Castleman has served as a member of the Audit Committee since July 2011. Ms. Bundy was appointed as a director of the Company and a member of the Audit Committee on October 19, 2012. Mr. Rudin served as a member of the Audit Committee from February 1, 2012 until December 10, 2012, at which time he accepted the position of President and Chief Operating Officer of the Company and resigned from the Audit Committee. Mr. Rudin remains a director. Our Board has determined that each member of the Audit Committee meets the independence standards and other requirements of Audit Committee members prescribed by the NASDAQ Capital Market. In addition, our Board has determined that Mr. Castleman qualifies as an “audit committee financial expert” under Item 407 of Regulation S-K promulgated by the SEC.

Communications with Directors

All parties wishing to communicate with our directors may send written correspondence to our Board or to any individual director at the following address: USMD Holdings, Inc., 6333 North State Highway 161, Suite 200, Irving, Texas 75038. Any such written communication should indicate that you are a stockholder of the Company. Depending on the subject matter, we will either forward the communication to the director(s) to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual director.

Code of Business Conduct and Non-Retaliation Policy

We have adopted the USMD Holdings, Inc. Code of Conduct and Non-Retaliation Policy (the “Code of Conduct”), which applies to all of our directors, officers and employees. You can view the Code of Conduct on our website at www.usmdinc.com. A copy of the Code of Conduct will be provided in print without charge to all interested parties who submit a request in writing to USMD Holdings, Inc., 6333 North State Highway 161, Suite 200, Irving, Texas 75038, Attn: Corporate Communications.

Board Leadership Structure

Under the Company’s Bylaws, the Board of Directors can select its Chairman. Pursuant to the Investor Rights Agreement, however, Ventures has the authority to designate an individual to be appointed as Chairman, and the Company and Ventures have agreed to use their reasonable best efforts to ensure the individual designated to serve as Chairman is elected to that position. Ventures has designated Dr. House to serve as Chairman of the Board of Directors, and our Board has unanimously approved this appointment. Dr. House has served as Chairman and CEO of the Company since its formation on May 7, 2010.

We have not adopted a policy regarding whether the roles of Chairman of the Board and CEO should be separate or combined and, if separate, whether the CEO should be selected by the independent directors of the Company. However, the Board of Directors strongly believes that the most effective Board leadership structure is to have Dr. House serve as both Chairman and CEO. As discussed below, the Board of Directors believes that this leadership structure at the present time strikes the optimal balance between unified leadership and effective independent oversight.

The Company’s business is complex and it operates in a highly regulated market. Especially with the uncertainty surrounding the current health care environment, the Board of Directors believes that it is best for the Company and its stockholders to have the same individual serve as Chairman and CEO. First, this structure promotes efficient board meetings. A combined Chairman and CEO acts as a bridge between management and the Board of Directors, encouraging strong information flows so that both groups act with a common purpose. Second, this structure facilitates short-term crisis management and long-term strategic planning. The CEO has an in-depth knowledge of the Company’s operations and the industries and markets in which the Company competes. As such, the Board of Directors believes that Dr. House, rather than an outside director, is in the best position to bring valuable insights, business issues and market opportunities and risks to the Board’s attention for review and deliberation. Third, this Board leadership structure promotes decisive, unified leadership. With a combined Chairman and CEO, there is clarity about responsibility and accountability. Most importantly, combining the Chairman and CEO builds a cohesive corporate culture, allowing the Company to speak with a single voice both inside and outside the Company.

The Company does not have a lead director and does not believe that appointing a lead director would materially impact the performance of the Board of Directors, as it currently employs a variety of structural and operational controls that serve the same purpose. For example, our Audit Committee chair acts as “presiding director” for Board of Directors’ discussions on topics within the sphere of the Audit Committee. All members of the Board of Directors are free to suggest the inclusion of items on Board of Directors and committee meeting agendas, and, to the fullest extent possible, all meeting materials and presentations are distributed to the Board of Directors in advance, allowing efficient use of time during meetings for questions and comprehensive deliberations. All members of the Board of Directors have direct and complete access to the Company’s management at all times, subject to reasonable time constraints and their judgment. Finally, the Audit Committee, comprised solely of independent directors, has the right at any time to retain independent outside financial, legal or other advisors.

Director Nomination Process and Director Qualifications

The Company has not implemented a formal policy regarding Board composition and diversity. The Company and Ventures entered into an Investor Rights Agreement pursuant to which the Company is obligated to nominate those persons that Ventures has designated to be members of our Board and to use its reasonable best efforts to cause our stockholders to vote in favor of such a slate of directors. As a result, the Board of Directors has determined that it is not necessary for the Company to have a nominating committee and, as a “controlled company” under the NASDAQ Capital Market listing rules, we are not required to establish one. Because we are obligated to nominate those persons the Ventures has designated to be members of our Board pursuant to the Investor Rights Agreement, we do not have a policy regarding the consideration of director candidates recommended by stockholders. Although we would consider candidates for director recommended by our stockholders, we are obligated to comply by the terms of the Investor Rights Agreement to nominate those persons designated by Ventures.

As part of its periodic self-assessment process, however, the Board will determine the diversity of special skills and characteristics necessary for its optimal functioning in its oversight roles. The Company has not established specific, minimum qualifications for service on the Board of Directors but seeks to identify candidates with sound business judgment and knowledge in their fields of expertise. Identified and described below are additional key experiences, qualifications and skills that are important to Company’s business and that are currently considered in the selection of directors, which factors may change from time to time.

•	Industry experience and education. We seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the healthcare industry.

•	Business experience. We believe that we benefit from having directors with a substantial degree of recent business experience.

•	Leadership experience. We believe that directors with experience in significant leadership positions provide us with strategic insights. These directors generally possess a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth, as well as the ability to identify and develop these qualities in others.

•	Finance experience. We seek directors with an understanding of finance and financial reporting processes. We use financial measures to evaluate our performance as well as our attainment of financial performance targets. In addition, our Board and Audit Committee oversee the public disclosures required of us that include financial statements and related information.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management team, our Board is responsible for overall supervision of risk management efforts as they relate to the key business risks we face. Management identifies and assesses the risks most critical to our operations, routinely advises our Board regarding those matters, and makes recommendations regarding insurance and operational decisions to appropriately mitigate and manage risk. Areas of material risk may include operational, financial, legal and regulatory, human resources, information technology and security, and strategic and reputational risks. Our Board’s role in risk oversight is consistent with our leadership structure, with senior management having responsibility for assessing and managing risk exposure, and with our Board and its committees providing oversight as necessary in connection with those efforts.

TRANSACTIONS WITH RELATED PERSONS

Our Board recognizes that “transactions” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) present a heightened risk of conflict of interest and, therefore, has adopted a written policy for disclosing and evaluating any potential conflicts of interests and related person transactions. These policies, overseen by our Chief Compliance Officer, establish procedures for the review of any transactions which may involve a conflict of interest and the approval and ratification of all related person transactions. Under this policy, our directors and executive officers are required to report any situation or transaction which might present a conflict of interest or qualify as a related party transaction. The Chief Compliance Officer submits related party transactions to the Board of Directors and the Audit Committee for evaluation and review. If the Board of Directors determines that a conflict of interest exists, the interested director/officer is prohibited from participating in any meeting, discussion or vote relating to his or her potential related party transaction. The Board of Directors may approve a related party transaction if a majority of the disinterested directors determines that the transaction is in the best interests of USMD; that the transaction is fair and reasonable to USMD and that USMD cannot obtain a more advantageous arrangement with reasonable efforts under the circumstances.

In addition to reporting promptly any situation which might present a conflict of interest or qualify as a related party transaction, the executive officers and directors are required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The responses to these questionnaires are reviewed by our General Counsel and, if a potential related person transaction is reported by a director or executive officer, the questionnaire is submitted to the Chief Compliance Officer and the Audit Committee for review.

The Company has identified the following transactions that involved an amount greater than $120,000 in which a director or executive officer had a direct or indirect material interest.

USMD Inc. is indebted to Dr. House and Dr. Thompson in connection with the 2007 redemption of their partnership interests in USL. The highest amounts of indebtedness under these notes during the period from January 1, 2012 through December 31, 2013 were $4,206,474 to Dr. House and $2,105,601 to Dr. Thompson, and the note balances as of December 31, 2013 were $2,488,225 to Dr. House and $1,245,512 to Dr. Thompson. The notes are payable in equal monthly payments of principal and interest (9% per annum) through October 31, 2018. Total principal paid during 2013 was $395,924 to Dr. House and $198,185 to Dr. Thompson. Interest paid during 2013 was $243,506 to Dr. House and $121,890 to Dr. Thompson. Effective April 1, 2014, the Company, Dr House, and Dr. Thompson entered into Forbearance Agreements under which the parties agreed that the Company would make no payments on these notes from April 1 through September 30, 2014.

Five of our directors – Drs. Brock, Collini, Dickey, Saalfield and Tran – are licensed physicians who have entered into physician services agreements with USMD Affiliated Services, an affiliate of the Company. Pursuant to these agreements, each of these directors is compensated for providing professional medical services to patients on behalf of USMD Affiliated Services. Each agreement has a ten-year term, but may be terminated by either party with or without cause upon 90 days’ written notice. In addition, each director also provided managerial and administrative services as a physician leader and was compensated for providing such services. Total compensation in 2013 for these directors was as follows:

Director	Fees received for providing professional medical services	Fees received for services as physician administrator	Total fees received
Steve Brock, M.D.	$395,837	$33,000	$428,837
Patrick Collini, M.D.	$403,108	$33,000	$436,108
Russell Dickey, M.D.	$420,556	$33,000	$453,556
James Saalfield, M.D.	$357,603	$70,350	$427,953
Khang Tran, M.D.	$225,375	$1,800	$227,175

Neil House, the brother of Chairman and CEO John House, M.D., serves as President of USL. Neil House assumed this position on May 3, 2013, and prior to that time he served as Vice President of Operations for USL. Neil House is an at-will employee of the Company, and in calendar year 2013 he earned compensation for his services in the amount of $168,799.

Steve House, the brother of Chairman and CEO John House, M.D., served as President of USL from January 1, 2013 through May 3, 2013, during which time he was an at-will employee of the Company. In addition, in December, 2013, Steve House contracted with the Company to provide management consulting services for USL. During calendar year 2013 Steve House earned employment compensation and consulting fees from the Company in the aggregate amount of $119,773.

Eric House, the son of Chairman and CEO John House, M.D., serves as the Senior Vice President of Development for CTC. Eric House is an at-will employee of the Company, and in calendar year 2013 he earned compensation for his services in the amount of $151,945.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based on our review of copies of those reports, we are required to disclose in our proxy statement failures to report shares beneficially owned, changes in beneficial ownership and failures to timely file required reports during the previous year.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations by the persons required to file reports under Section 16(a) of the Exchange Act, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers and directors during fiscal 2013 were met with the exception of the following: Ms. Jones failed to file timely her initial statement of beneficial ownership of securities on Form 3; Dr. Brock failed to file timely one Form 4, which reported one transaction; and Dr. Dickey failed to file timely one Form 4, which reported one transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of April 29, 2014, by: (1) all persons that we know are beneficial owners of more than 5% of our common stock; (2) each director and director nominee; (3) each of the named executive officers included in the Summary Compensation Table included in this proxy statement; and (4) all directors and named executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage Ownership
5% or more beneficial owners
UANT Ventures, L.P. (3)	8,736,782	86.25%
John M. House, M.D. (4)	810,584	8.00%
Directors (excluding Dr. House)
Steven Brock, M.D. (5)	38,290	0.38%
Darcie Bundy	780	0.01%
Breaux Castleman	1,384	0.01%
Patrick Collini, M.D. (6)	133,301	1.32%
Charles Cook, M.D. (7)	145,223	1.43%
Russell Dickey, M.D. (8)	78,070	0.77%
Gary Rudin (9)	49,654	0.49%
James Saalfield, M.D. (10)	136,511	1.35%
Paul Thompson, M.D. (11)	441,967	4.36%
Khang Tran, M.D. (12)	20,980	0.21%
Named Executive Officers (excluding Dr. House and Mr. Rudin)
Richard Johnston, M.D. (13)	26,816	0.26%
Executive officers and directors as a group (12 persons) (14)	1,883,560	18.60%

(1)	Unless otherwise noted, the address of each person listed is 6333 North State Highway 161, Suite 200, Irving, Texas 75038.
(2)	Includes for each executive officer and director who is a partner of UANT Ventures, L.P. their pecuniary interest in the shares and options owned by UANT Ventures, L.P.
(3)	Represents 8,667,800 shares held directly and options exercisable within 60 days to purchase 68,982 shares held directly.
(4)	Represents 51,670 shares held directly, 743,912 shares held indirectly through UANT Ventures, L.P., 13,248 shares held indirectly through John M. House, MD, P.A. and options exercisable within 60 days to purchase 1,754 shares held indirectly through UANT Ventures, L.P.
(5)	Represents 2,080 shares held directly and 30,460 shares held indirectly through UANT Ventures, L.P. The Company issued $3,894,742 in 5% convertible subordinated note due 2018 to AOB Surgical Group, Ltd, an entity in which Dr. Brock is a beneficial owner. The note is convertible into shares of the Company’s common stock and, upon conversion of the unpaid principal balance of the note, Dr. Brock would be the beneficial owner of 5,750 shares held indirectly through AOB Surgical Group, Ltd.
(6)	Represents 1,657 shares held directly, 13,248 shares held indirectly through M. Patrick Collini MD, P.A., 116,642 shares held indirectly through UANT Ventures, L.P. and options exercisable within 60 days to purchase 1,754 shares held indirectly through UANT Ventures, L.P.
(7)	Represents 14,017 shares held directly and 131,206 shares held indirectly through UANT Ventures, L.P.
(8)	Represents 12,800 shares held directly, 30,772 shares held indirectly through UANT Ventures, L.P. The Company issued $3,894,742 in 5% convertible subordinated note due 2018 to AOB Surgical Group, Ltd, an entity in which Dr. Dickey is a beneficial owner. The note is convertible into shares of the Company’s common stock and, upon conversion of the unpaid principal balance of the note, Dr. Dickey would be the beneficial owner of 34,498 shares held indirectly through AOB Surgical Group, Ltd.

(9)	Represents 1,654 shares held directly and options exercisable within 60 days to purchase 48,000 shares held directly.
(10)	Represents 1,944 shares held directly, 13,248 shares held indirectly through James G. Saalfield MD, P.A., 119,596 shares held indirectly through UANT Ventures, L.P. and options exercisable within 60 days to purchase 1,723 held indirectly through UANT Ventures, L.P.
(11)	Represents 32,690 shares held directly and 409,277 shares held indirectly through UANT Ventures, L.P.
(12)	Represents 1,721 shares held directly and 19,259 shares held indirectly through UANT Ventures, L.P.
(13)	Represents 2,555 shares held directly, 397 shares held indirectly through Las Colinas Medical Group and 23,864 shares held indirectly through UANT Ventures, L.P.
(14)	Includes options exercisable within 60 days to purchase 53,231 shares.

EXECUTIVE OFFICERS

The following table identifies our executive officers as of the date of this proxy statement and the positions they hold. Our Board elects all of our executive officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s)
John House, M.D.	59	Chief Executive Officer, Chairman of the Board
Gary Rudin	65	President and Chief Operating Officer
Carolyn Jones	65	Executive Vice President and Chief Financial Officer
Richard Johnston, M.D.	65	Executive Vice President and Chief Physician Officer
Greg Cardenas	50	Executive Vice President, Secretary, and General Counsel
Gordon Davis	61	Chief Accounting Officer

For information on the business experience of Dr. House and Mr. Rudin, see “PROPOSAL #1: ELECTION OF DIRECTORS – Nominees for Election to the Board of Directors” above.

Carolyn Jones Ms. Jones, a certified public accountant, served as USMD interim CFO prior to becoming Executive Vice President & CFO in January, 2014. Previously, Jones was affiliated with the Tatum division of Ranstand Professionals US, LP. During her time there, she completed assignments as interim financial executive for several Tatum clients and Fortune 500 companies, including serving as interim Vice President of Financial Planning & Analysis for Tenet Healthcare Corporation and interim CFO of the Dallas Independent School District. Prior to her time with Tatum, Jones served as co-founder of Jones & Co., a financial consulting firm serving major clients in the healthcare industry. She also has experience serving as Vice President of Financial Planning & Analysis for PacifiCare of California, as interim divisional CFO for Blue Shield of CA, and with First Interstate Bank and PriceWaterhouseCoopers. Ms. Jones received a B.A. in English from the Louisiana State University in New Orleans and later studied finance and accounting at that institution. She also received a Master’s Degree in Linguistics/TESOL from the University of Texas at Arlington in 2012. Ms. Jones is licensed as a CPA in Texas and Louisiana.

Richard C. Johnston, M.D. – Dr. Johnston graduated from Texas Tech University School of Medicine in 1975 and completed his Internal Medicine residency in 1978 at Austin Breckenridge Hospital. He has been in private practice in the Dallas/Fort Worth area since 1978, and from 2006 until 2012 he served as the President of MCNT. Dr. Johnston also served as the first Chief of Staff at Las Colinas Medical Center where he now has a full-time internal medicine practice. Dr. Johnston currently is active in the North Texas Healthcare Summit and For The Health of Texas, the goals of which are to improve community health. He has served as the Company’s Chief Physician Officer since September 1, 2012.

Greg Cardenas – Mr. Cardenas received his J.D., magna cum laude, from Texas Tech University School of Law in 1995, and received a B.B.A. in Finance from Texas A&M University in 1986. From 1995 to 2004, Mr. Cardenas practiced law in Dallas, Texas, as an associate at Thompson & Knight, P.C., Meadows, Owens, Collier, Reed, Cousins, & Blau, and Vinson & Elkins, L.L.P. In 2004, he opened a private practice of law specializing in health care regulatory and transactional law. Mr. Cardenas served as primary outside legal counsel to both USMD Inc. and UANT and their predecessor from 2000 until 2011. From September 2011 until August 2012, Mr. Cardenas served as Secretary and General Counsel of USMD Inc., and since August 2012, he has served as Secretary and General Counsel to the Company.

Gordon Davis – Mr. Davis, a certified public accountant, served as the Chief Financial Officer for USMD Hospital Division, a wholly owned subsidiary of USMD Inc., from 2006 until its acquisition by the Company in 2012. From 1998 to 2006, he was an independent consultant for healthcare companies. Prior to 1998, he served three Dallas area hospitals in various hospital financial managerial roles. Mr. Davis has a B.B.A. in Accounting from the University of Texas in 1975 and a M.S. in Healthcare Administration from Texas Women’s University in 1993. Mr. Davis has served as the Company’s Chief Accounting Officer since July 2011.

EXECUTIVE COMPENSATION

In this section we provide detailed information regarding compensation paid to each named executive officer. Our named executive officers are our Chief Executive Officer and our two most highly compensated executive officers of the Company, including salary, bonus, stock awards, option awards and all other compensation, as of the most recently completed fiscal year.

Executive Summary

The Company was formed in 2010 to facilitate a business combination among USMD Inc., its predecessor entity, and certain other entities. That business combination was consummated on August 31, 2012. Effective on that date, the Company’s executive team was expanded to include senior executives from each of the combining entities. The Company established the initial compensation of its executive officers based in part on their historical compensation earned as executives of the companies that had combined into the Company. In addition, the Board of Directors appointed executive officers to certain positions with specific job responsibilities and authorities and sought to set individual executive compensation at a relative level commensurate with their new roles and responsibilities.

The initial changes in authority and compensation of the Company’s executive management team took effect on September 1, 2012. The Board evaluates the role and responsibilities of its executive officers as well as their performance in achieving the Company’s overall business objectives. In addition, the Company’s human resources department is responsible for implementing an executive bonus compensation program for 2014.

Compensation Philosophy

Our executive compensation program is designed with two primary objectives in mind:

•	Attracting, retaining and motivating executives critical to our financial stability and future success; and

•	Rewarding executives for meeting financial, operational and individual performance goals and taking effective actions which are expected to increase stockholder value over time.

The Company’s goal is to design compensation for its executive officers based on prevailing market conditions in the Southwest United States for a company of its size in the healthcare industry. Our executive compensation structure is keyed to the growth of our business rather than the achievement of short-term performance measures. In addition, our executive management team and, in particular, our named executive officers, beneficially own a significant amount of the Company’s securities, which we believe ensures that their interests are properly aligned with those of our other stockholders. Consistent with these objectives, we offer our executive officers a mix of base salary, employee benefits, bonus compensation and, in certain cases, employment and/or severance contracts.

Base salaries of our executive officers are intended to attract and retain executives (as part of the total compensation package) by providing a competitive base level of compensation. Base salaries are reviewed by our Board with input from our Human Resources department on at least an annual basis, as well as in connection with the hiring of a new executive from outside the Company or a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries of executive officers are determined by evaluating the responsibilities of the position, the experience and performance of the individual, and by reference to the competitive marketplace median for corporate executives in comparable positions (similarity in scope, duties and responsibilities).

Our executive officers are eligible to participate in our other employee benefits programs on the same terms as our eligible non-executive employees. The Company does not provide any material executive perquisites. Unexercised stock options held by our executive officers expire 90 days following their termination, which same terms apply to our non-executive employees.

Material Terms of Employment Contracts of Named Executive Officers

John House, M.D., Chairman and Chief Executive Officer

Dr. House is currently Chairman of the Company’s Board and CEO of the Company, and he provides professional medical services as a physician employee of USMD Affiliated Services, an affiliate of the Company. He is compensated by the Company or an affiliate of the Company for all of these services. Dr. House’s written agreement with the Company provides that the compensation he receives for his services as CEO of the Company will consist of (i) an annual base compensation of $380,000, minus (ii) an amount equal to the compensation Dr. House received from USMD Affiliated Services for rendering professional services as a physician. This compensation was calculated by utilizing a reconciliation process performed after January 1, 2014, and for fiscal year 2013, after adjustment, Dr. House earned $342,800 as compensation for serving as the CEO of the Company.

Dr. House has entered into a physician services agreement with USMD Affiliated Services, an affiliate of the Company, pursuant to which Dr. House is compensated for providing professional medical services to patients on behalf of USMD Affiliated Services. The agreement has a ten-year term but may be terminated by either party with or without cause upon 90 days’ written notice. Under the terms of this agreement, Dr. House receives compensation for providing medical services to patients based upon the aggregate amount of revenues generated by the USMD Affiliated Services’ physicians and his achievement of certain patient satisfaction and quality metrics. Based on this methodology, in 2013 Dr. House received $37,200 in physician compensation from USMD Affiliated Services pursuant to his physician services agreement. Dr. House also received $300 for providing physician leadership services to a wholly owned subsidiary of the Company in 2013.

Richard Johnston, M.D., Chief Physician Officer

Dr. Johnston serves as Chief Physician Officer of the Company. Dr. Johnston’s written agreement with the Company provides that the compensation he receives for his services as Chief Physician Officer of the Company will consist of (i) annual base compensation of $380,000, minus (ii) an amount equal to the compensation Dr. Johnston receives from USMD Affiliated Services for rendering professional services as a physician. This compensation was calculated by utilizing a reconciliation process performed after January 1, 2014, and for fiscal year 2013, after adjustment, Dr. Johnston earned $339,256 as compensation for serving as the Chief Physician Officer of the Company.

Dr. Johnston has entered into a physician services agreement with USMD Affiliated Services, an affiliate of the Company, pursuant to which Dr. Johnston is compensated for providing professional medical services to patients on behalf of USMD Affiliated Services. The agreement has a ten-year term, but may be terminated by either party with or without cause upon 90 days’ written notice. Under the terms of this agreement, Dr. Johnston receives compensation for providing medical services to patients based upon the aggregate amount of revenues generated by the USMD Affiliated Services physicians and his achievement of certain patient satisfaction and quality metrics. Based on this methodology, in 2013 Dr. Johnston received $40,044 in physician compensation from USMD Affiliated Services pursuant to his physician services agreement. Dr. Johnston also received $700 for providing physician leadership services to a wholly owned subsidiary of the Company in 2013.

Other Named Executive Officers

Mr. Rudin has not entered into a written employment contract with the Company, and the Company does not intend at this time to enter into an employment contract with Mr. Rudin, though the Company is routinely evaluates executive management structure and contracting process and the Board may determine it is in the best interest of the Company to enter into such an agreement in the future.

Severance Agreements

None of our named executive officers is party to a severance agreement with the Company, and we do not anticipate at this time entering into severance agreements with our named executive officers, though we routinely evaluate the costs and benefits of providing severance benefits to our executives and could at a future time determine to do so.

Summary Compensation Table

The following table summarizes the compensation earned by, awarded to or paid to our “named executive officers” in the years ended December 31, 2013 and 2012. As we are a smaller reporting company, our “named executive officers” include our Principal Executive Officer and our two most highly compensated executive officers other than our Principal Executive Officer for fiscal year 2013.

Name and Office Held	Year	Salary		Bonus		Stock Awards (1)		Option Awards (1)	All Other Compensation		Total
John M. House, M.D.	2012	$433,422	(2)	$—		$156,503	(3)	$—	$—		$589,925
Chairman of the Board & Chief Executive Officer	2013	$465,223	(2)	$—		$7,077	(4)	$—	$—		$472,300

Gary Rudin	2012	$405,611	(5)	$—		$8,841	(3)	$267,600	$9,900	(6)	$791,952
Director, President and Chief Operating Officer	2013	$428,238	(5)	$—		$3,778	(7)	$—	$—		$432,016

Richard Johnston, M.D.	2012	$156,558	(8)	$10,601	(9)	$52,168	(3)	$—	$35,593	(10)	$254,920
Executive Vice President and Chief Physician Officer	2013	$380,000	(8)	$—		$—		$—	$—		$380,000

(1)	The amounts reported in this column reflect the aggregate grant date fair value of the stock awards and option awards granted under the Plan. The amount is determined in accordance with Accounting Standards Codification Topic 718. The actual amount of compensation realized, if any, by our named executive officers may differ from the amounts presented in the table.
(2)	Represents compensation for the following services:

Compensation for services as:	2012	2013
Director and Chairman of the Board	$69,666	$84,923
Chief Executive Officer	$297,516	$342,800
Practicing physician	$66,240	$37,500

	$433,422	$465,223

(3)	Represents stock awards earned in 2012 that were paid in 2013.
(4)	Represents stock awards earned for services provided as the Chairman of the Board of Directors in 2013 and were paid in 2014.
(5)	Represents compensation for the following services:

Compensation for services as:	2012	2013
Director	$382,225	$48,222
President and Chief Operating Officer	$23,386	$380,016

	$405,611	$428,238

Mr. Rudin was appointed President and Chief Operating Officer on December 10, 2012.

(6)	Prior to his appointment to as a director or executive officer of the Company, Mr. Rudin received $9,900 in compensation for consulting services provided to the Company in January 2012.
(7)	Represents stock awards earned for services provided as a director in 2013 and were paid in 2014.

(8)	Represents compensation for the following services:

Compensation for services as:	2012	2013
Chief Physician Officer	$47,729	$339,256
Practicing physician	$92,829	$40,744
Director of a predecessor entity	$16,000	$—

	$156,558	380,000

(9)	Represents a bonus paid for services Dr. Johnston provided as a practicing physician.
(10)	Represents deferred compensation paid to Dr. Johnston in 2012 resulting from the termination, in connection with the business combination, of a deferred compensation plan administered by MCNT.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding equity based awards granted by the Company as of December 31, 2013 to our named executive officers.

Name and Office Held	Number of Securities Underlying Unexercised Options – (#) Exercisable	Number of Securities Underlying Unexercised Options – (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price)	Option Expiration Dated
John M. House, M.D.	—	—	—	—	—
Chairman of the Board & Chief Executive Officer

Gary Rudin (1)	48,000	72,000	—	$24.84	12/10/20
Director, President and Chief Operating Officer

Richard Johnston, M.D.	—	—	—	$—	—
Executive Vice-President and chief Physician Officer

(1)	Mr. Rudin was granted an award of 120,000 options to purchase shares of the Company’s common stock at an exercise price of $24.84 per share by the Company on December 10, 2012. The grant was made pursuant to the Company’s 2010 Equity Compensation Plan. The option awards vest in five equal installments beginning on January 1, 2013 and on January 1 of each year thereafter though January 1, 2017.

DIRECTOR COMPENSATION

The Board of Directors is responsible for the overall management and direction of the Company’s operations. The Board of Directors has established a compensation plan to provide for compensation for individuals who serve in the capacity of a director. Director compensation consists of an annual retainer, meeting attendance fees, fees for service on the Audit Committee, and potential awards of equity compensation.

Two of our directors, Dr. House and Mr. Rudin, are also members of our executive management team. These two individuals receive compensation for their services as a director in addition to any employment compensation they may receive for providing non-directorial services to the Company. Below is a summary of director compensation paid in 2013.

Annual Retainer for Directors and Board Chairman

Each director receives an annual retainer of $40,000 for his or her services to the Board. The Chairman of the Board receives an additional $40,000 stipend, or a total annual retainer of $80,000.

Meeting Attendance

Each director receives $3,000 for each Board meeting that the director attends in person or, alternatively, $1,500 for each Board meeting the director attends telephonically or electronically.

Audit Committee Stipends

Each director serving on the Audit Committee receives an annual stipend of $15,000. The Chairman of the Audit Committee also receives an additional $15,000 stipend, or a total stipend of $30,000 for services as Chairman of the Audit Committee.

Equity Compensation

Each director is eligible to receive options to purchase up to 25,000 shares of the Company’s common stock but only upon the achievement by the Company of certain financial performance targets. The Board did not establish financial performance targets for 2013 and did not pay any such equity compensation to its directors. The Board has not established any such financial performance targets for calendar year 2014.

Payment of Board Compensation in Cash or Stock

Effective September 1, 2012, the Board of Directors authorized its Chairman to pay director compensation to directors in the form of either cash or common stock of the Company. Effective November 20, 2013, the Chairman exercised this discretion and advised the directors that director compensation from that day forward would be paid in common stock of the Company until further notice. For purposes of determining the number of shares to issue to directors as board compensation, the price of a share of the Company’s common stock was established as the greater of (a) the average closing price of a share of the Company’s common stock on each trading day for the 30 calendar day period ending on grant date, or (b) the closing the closing price of a share of the Company’s common stock on the grant date.

2013 DIRECTORS COMPENSATION

The following table summarizes the compensation earned by or paid to directors for the fiscal year ended December 31, 2013. Director compensation for Dr. House and Mr. Rudin are excluded from this table because both individuals are named executive officers whose total compensation from the Company in years 2013 and 2012 is disclosed in the Executive Summary Compensation Table.

	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Steven Brock, M.D.	$43,333	$5,667	$49,000
Darcie Bundy	$55,833	$11,167	$67,000
Breaux Castleman	$55,833	$11,167	$67,000
M. Patrick Collini, M.D.	$43,333	$8,667	$52,000
Charles Cook, M.D.	$68,333	$13,667	$82,000
Russell Dickey, M.D.	$43,333	$8,667	$52,000
James Saalfield, M.D.	$43,333	$8,667	$52,000
Paul Thompson, M.D.	$43,333	$8,667	$52,000
Khang Tran, M.D.	$43,333	$8,667	$52,000

(1)	The amounts reported in this column reflected the aggregate grant date fair value of the stock awards granted under the Plan. The amount is determined in accordance with Accounting Standards Codification Topic 718. The actual amount of compensation realized, if any, by our directors may differ from the amounts presented in the table.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee is comprised of the three members named below, each of whom meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the NASDAQ Capital Market Stock Exchange relating to audit committees. In addition, our Board has determined that Mr. Castleman qualifies as an “audit committee financial expert” under the regulations of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Grant Thornton, L.L.P., the independent registered public accounting firm responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting practices and processes. The Audit Committee also has discussed with Grant Thornton certain matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by the Public Company Accounting Oversight Board regarding an independent accountant’s communications with the audit committee concerning independence, has discussed with Grant Thornton its independence from the Company and its management, and has considered whether Grant Thornton’s provision of any other non-audit services to the Company is or was compatible with maintaining its independence.

The Audit Committee discussed with the Grant Thornton the overall scope and plans for their audit. In addition, the Audit Committee met with Grant Thornton, both with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting for the year ended December 31, 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has determined that no non-audit services provided by Grant Thornton were incompatible with maintaining Grant Thornton’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Respectfully Submitted,

Members of the Audit Committee

Charles Cook, M.D., Chairman

Breaux Castleman

Darcie Bundy

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee has appointed Grant Thornton, L.L.P. (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2014. Although we are not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We expect that a representative of Grant Thornton will be present at the annual stockholders’ meeting. If present, the representative will be given the opportunity to make a statement on behalf of Grant Thornton if the representative so desires, and the representative will be available to respond to appropriate stockholder questions.

Votes Required

Ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares entitled to vote, present in person or represented by proxy at the annual meeting. Under NASDAQ rules, brokers have the discretionary authority to vote your shares of common stock even if you have not given voting instructions. Abstentions will have the same effect as a vote against this proposal. Unless you instruct us otherwise or unless authority to vote is withheld, shares represented by executed proxies will be voted in favor of the ratification of Grant Thornton as the Company’s independent registered public accounting firm for 2014.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees to Independent Registered Public Accounting Firm

We understand the need for Grant Thornton to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Grant Thornton, the Company utilizes the services of Grant Thornton only for audit services.

The aggregate fees and expenses billed for professional services rendered by Grant Thornton for the years ended December 31, 2013 and 2012 were as follows:

Type of Fees	2013	2012
Audit Fees	$517,000	$875,340
Audit-Related Fees	$15,412	$12,720
Tax Fees	$—	$—
Other Fees	$—	$—

Total	$532,412	$888,060

“Audit Fees” are fees for the audit of our consolidated financial statements included in Form 10-K, review of our condensed consolidated financial statements included in Form 10-Q, SEC registration statements and services that are normally provided by the accountant in connection with our statutory and regulatory filings or engagements, including the audit required by Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-Related Fees” consists primarily of professional services rendered in connection with the audit of employee benefit plans, billed during the years ended December 31, 2013 and 2012.

“Tax Fees” are fees related to the Company’s tax compliance, tax advice or tax planning services. Grant Thornton did not provide any such services in 2012 or 2013.

“Other Fees” are fees for any services not included in the first two categories. There are no fees that fell into the classification of “Other Fees” in 2012 or 2013.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence and the Audit Committee Charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of our independent registered public accounting firm. All of the services performed by Grant Thornton in 2013 and 2012 were pre-approved. Pre-approval is provided at regularly scheduled Audit Committee meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee, subject to formal approval by the Audit Committee at the next regularly scheduled meeting.

PROPOSAL NO. 3:

APPROVAL OF AN AMENDMENT TO THE USMD HOLDINGS, INC. 2010 EQUITY COMPENSATION PLAN

The Board of Directors has approved and adopted, subject to shareholder approval, a proposed amendment (“Amendment”) to the USMD Holdings, Inc. 2010 Equity Compensation Plan. The Board is submitting the Amendment to shareholders for approval as required by applicable NASDAQ listing standards.

Background

The purpose of the Plan is to provide certain employees, directors, consultants and advisors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock. All employees and directors of the Company and its subsidiaries are eligible to participate in the Plan. Consultants and advisors who perform services to the Company or any of its subsidiaries are also eligible to participate in the Plan if such consultant or advisor renders bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. As of December 31, 2013, the Company had 1,551 employees, 11 directors, and no more than 20 consultants and advisors who were eligible for awards under the Plan.

The Board of Directors initially approved and adopted the Plan on July 23, 2011. The Plan has not been amended in any way since its adoption. The Company believes the Plan encourages the participants to contribute materially to the growth of the Company, thereby benefiting our shareholders, and that the Plan will align the economic interests of the participants with those of the shareholders. The Board wishes to continue the operation of the Plan by authorizing additional shares for issuance as Plan awards and has approved this Amendment for that purpose.

Summary of the Material Terms of the Plan

Purpose

The purpose of the Plan is to provide designated employees, consultants and advisors who perform services for the Company or its subsidiaries and non-employee members of the Board of Directors with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and that the Plan will align the economic interests of the participants with those of the shareholders.

Administration

The Plan is administered by a compensation committee of the Board, composed of at least two members who are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and who may be “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. If at any time the Board has not established a compensation committee, the Plan will be administered by the Board acting as a whole. Currently, the Plan is administered by the Board.

The administrator has sole authority to determine the individuals to whom grants will be made under the Plan; the type, size and terms of the grants to be made to each such individual; the timing of the grants and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability. The administrator also has full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.

Types of Awards

Awards under the Plan may consist of grants of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights. All grants are subject to the terms and conditions of the Plan and to such other terms and conditions consistent with this Plan as the administrator deems appropriate and as are specified in writing in the grant instrument. Any grant instrument will be approved by the administrator.

Shares Subject to the Plan

If the Amendment to the Plan is approved by the stockholders, the aggregate number of shares of common stock that may be issued or transferred under the Plan is 2,500,000 shares, and those shares may be granted in the form of restricted stock, stock options or any other form of compensation that is currently permissible under the Plan. The maximum aggregate number of shares that may be granted to any individual during any calendar year is 500,000 shares. The shares may be authorized but unissued shares of common stock or reacquired shares of common stock, including shares purchased by the Company on the open market for purposes of the Plan. If any options granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock are forfeited, the shares subject to such grants will again be available for purposes of the Plan.

Adjustments

If there is any change in the number or kind of shares of common stock outstanding by reason of a stock dividend, spinoff, recapitalization, stock split, combination or exchange of shares, merger, reorganization or consolidation, reclassification or change in par value, or any other extraordinary or unusual event affecting the outstanding common stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the administrator may make appropriate adjustments to (1) the maximum number of shares of common stock available for grants, (2) the maximum number of shares of common stock that any individual participating in the Plan may be granted in any year, (3) the number of shares covered by outstanding grants, (4) the kind of shares issued under the Plan, and (5) the price per share or the applicable market value of such grants to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of common stock to avoid the enlargement or dilution of rights and benefits under such grants.

Eligibility for Participation

All employees of the Company and its subsidiaries, including officers or members of the Board and members of the Board who are not employees, are eligible to participate in the Plan. Consultants and advisors who perform services to the Company or any of its subsidiaries are also eligible to participate in the Plan if such consultants and advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. The administrator selects all participants in the Plan and determines the number of shares of common stock subject to a particular grant.

Types of Grants

Options. The administrator may grant incentive stock options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or nonqualified stock options that are not intended so to qualify. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, non-employee directors and consultants and advisors. The exercise price of common stock subject to an option is determined by the administrator but in all cases will be equal to, or greater than, the fair market value of a share of common stock on the date the option is granted. The exercise price of incentive stock options granted to employees who, at the time of grant, own more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of common stock on the date of grant. “Fair market value” as of any date under the Plan means the last reported sale price of a share of common stock on the NASDAQ Capital Market on that date. If at any time the common stock is not publicly traded, fair market value per share will be as determined by the administrator.

The term of each option may not exceed ten years from the date of grant, and the term of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company may not have a term that exceeds five years from the date of grant. The administrator will determine when any options issued under the Plan become exercisable as specified in the instrument granting the option to the participant. The administrator may accelerate the exercisability of any or all outstanding options at any time for any reason. In the event that a grantee ceases to be employed by the Company for any reason other than a disability or death, any option which is otherwise exercisable by the grantee will terminate unless exercised within 90 days after the date on which the grantee ceases to be employed by the Company. In the event the grantee ceases to be employed by the Company because of death or disability, any option that is otherwise exercisable by the grantee will terminate unless exercised within one year after the date on which the grantee ceases to be employed by the Company. Options that are not exercisable on the date the grantee ceases to be employed by the Company will terminate as of such date.

Restricted Stock Grants. The administrator may issue shares of common stock to a participant under a grant of restricted stock. The administrator will determine the number of shares of common stock to be issued pursuant to a restricted stock grant. Such shares may be issued for consideration or for no consideration. The administrator may establish conditions under which restrictions on shares of restricted stock lapse over a period of time (the “restriction period”) or based upon other criteria determined by the administrator. If the grantee ceases to be employed by the Company during the restriction period, the grant will terminate with respect to all shares covered by the grant as to which the restrictions have not lapsed unless the administrator has made an exceptions to this requirement as it deems appropriate. During the restriction period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of restricted stock, except in certain limited circumstances. Unless the administrator determines otherwise, during the restriction period, the grantee will not have the right to vote shares of restricted stock or to receive any dividends or other distributions paid on such shares.

Stock Appreciation Rights. The administrator may grant stock appreciation rights (“SARs”) to a participant in the Plan. Unless the administrator determines otherwise, the base amount of each SAR will be equal to the per share exercise price of the related option or, if there is no related option, the fair market value of a share of common stock as of the date of the grant. SARs are exercisable during the period specified by the administrator and are subject to such vesting and other restrictions as may be specified in the grant instrument. The administrator may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the grantee is employed by the Company or during the applicable period after termination of employment. When a grantee exercises SARs, the grantee receives in settlement an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, common stock or a combination thereof. The stock appreciation for an SAR is the amount by which the fair market value of the underlying common stock on the date of exercise of the SAR exceeds the base amount of the SAR.

Withholding of Taxes

All grants under the Plan are subject to applicable federal, state and local tax withholding requirements. The Company has the right to deduct from all grants paid in cash, or from other wages paid to the grantee, any federal, state or local taxes required by law to be withheld with respect to such grants. In the case of options and other grants paid in common stock, the Company may require the grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such grants. A grantee may elect to satisfy the Company’s income tax withholding obligation with respect to an option, SAR or restricted stock paid in common stock by having shares withheld.

Transferability of Grants

Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, if permitted in any specific case by the administrator pursuant to a domestic relations order (as defined under the Employee Retirement Income Security Act of 1974, as amended). When a grantee dies, the personal representative or other person entitled to succeed to the rights of the grantee may exercise such rights. Notwithstanding the foregoing, the administrator may allow a grantee to transfer nonqualified stock options to family members or other persons or entities, provided that the grantee receives no consideration for the transfer. The transferred option will be subject to the same terms and conditions as were applicable to the option immediately before the transfer.

Amendment and Termination of the Plan

The Board may amend or terminate the Plan at any time; provided, however, that the Board may not amend the Plan without shareholder approval if such approval is required by the Code or applicable law. The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. A termination or amendment of the Plan that occurs after a grant is made will not materially impair the rights of a grantee unless the grantee consents. The termination of the Plan will not impair the power and authority of the administrator with respect to an outstanding grant. Whether or not the Plan has terminated, an outstanding grant may be amended by agreement of the Company and the grantee consistent with the Plan.

Funding of the Plan

The Plan is unfunded and the Company is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any grants under the Plan. Interest will not be paid or accrued on any grant, including unpaid installments of grants.

Governing Law

The validity, construction, interpretation and effect of the Plan and grant instruments issued under the Plan are governed by and determined in accordance with the laws of the State of Texas.

Internal Revenue Code Section 409A

To the extent the Plan provides for nonqualified deferred compensation, it is intended to satisfy the provisions of Section 409A of the Code and related regulations and Treasury pronouncements. If any provision of the Plan results in the imposition of an excise tax on any grantee under Section 409A of the Code, any such provision will be reformed to avoid any such imposition in such manner as the administrator determines is appropriate to comply with Section 409A of the Code.

Description of the Proposed Amendment to the Plan

Currently, the Plan provides for the reservation of up to 1,000,000 shares of common stock for issuance under the Plan, including a maximum of 900,000 shares issued in the form of stock options and 100,000 shares issued in the form of restricted stock or stock appreciation rights. The Amendment increases the total number of shares available for issuance under the Plan from 1,000,000 to 2,500,000 and provides that any and all of such shares may be issuable in the form of incentive stock options, nonqualified stock options, stock appreciation rights and/or restricted stock. At December 31, 2013, the Company had 332,843 shares still available for issuance under the Plan. These unissued shares will remain available for issuance under the Plan, whether or not the Amendment is approved by shareholders. If the Amendment is approved by shareholders, the total number of shares available for issuance under the Plan would increase to 1,832,843.

New Plan Benefits

All awards to be made under the Plan currently, and as amended by the Proposed Amendment, are subject to the future exercise of discretion by the Plan administrator and, accordingly, are not determinable.

Vote Required

Approval of the proposed amendment to the Plan requires the affirmative vote of a majority of the shares entitled to vote, present in person or represented by proxy at the annual meeting. Under NASDAQ rules, your broker does not have the authority to vote your shares of common stock on this matter if you have not given voting instructions. Accordingly, broker non-votes have no effect on the outcome of the vote. Abstentions will have the same effect as a vote against this proposal. Unless you instruct us otherwise or unless authority to vote is withheld, shares represented by executed proxies will be voted in favor of the approval of the amendment to the Plan.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE USMD HOLDINGS, INC. 2010 EQUITY COMPENSATION PLAN.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Stockholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year’s Proxy Statement. Stockholders may submit proposals for inclusion in the proxy materials. These proposal must meet stockholder eligibility and other requirements of the SEC, in particular Rule 14a-8 of the Exchange Act. To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Standard Time) on December 31, 2014. Proposals should be addressed to USMD Holdings, Inc., 6333 North State Highway 161, Suite 200, Dallas, Texas 75038, Attn: Secretary. The Board will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

Other Stockholder Business for Presentation at Next Year’s Annual Meeting. Our Bylaws require that any stockholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must deliver written notice to the Secretary not later than the close of business on December 31, 2014. If the annual meeting date for 2015 is moved to a date that is not within 30 calendar days of June 6, 2015 (the anniversary date of the Annual Meeting), written notice must be delivered by the stockholder to the Secretary within ten calendar days of the date on which the date of the 2014 annual meeting is publicly announced. The notice must comply with the requirements of our Bylaws, which may be found on our corporate website at www.usmdinc.com Proposals should be addressed to USMD Holdings, Inc., 6333 North State Highway 161, Suite 200, Dallas, Texas 75038, Attn: Secretary. Any proposal or nomination that is not timely received by our Secretary or otherwise does not meet the requirements set forth in our Bylaws will not be considered at the next annual meeting.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any other matters that may come before the Annual Meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the Annual Meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Stockholders, a copy of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2013. Written requests should be mailed to USMD Holdings, Inc., 6333 North State Highway 161, Suite 200, Dallas, Texas 75038, Attn: Secretary.

By Order of the Board of Directors,

/s/ Greg Cardenas
Greg Cardenas Secretary

Irving, Texas

April 30, 2014

USMD HOLDINGS, INC. 6333 N STATE HWY 161 STE 200 IRVING, TX 75038

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees		☐	☐	☐

01	John M. House, M.D.	02 Steven Brock, M.D.		03 Darcie Bundy		04 Breaux Castleman	05 M. Patrick Collini, M.D
06	Charles Cook, M.D.	07 Russell Dickey, M.D.		08 Gary Rudin		09 James Saalfield, M.D.	10 Paul Thompson, M.D.
11	Khang Tran, M.D.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain

2.	To ratify the selection of Grant Thornton, L.L.P. as independent registered public accountants for the year ending December 31, 2014.						☐	☐	☐

3.	To approve an amendment to the Company’s Equity Compensation Plan to increase the number of shares available for issuance under the plan.						☐	☐	☐

4.	To transact any other business that properly may come before the meeting or any postponements or adjournments thereof.						☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000214170_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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USMD HOLDINGS, INC.

Annual Meeting of Shareholders

June 6, 2014 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John House, M.D. and Gary Rudin or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of USMD HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, CST on June 6, 2014, at 6363 North State Highway 161, 4th Floor, Irving, Texas 75038, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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